Exhibit 10.9

LOAN AGREEMENT

Dated as of October 24, 2019
(the “Closing Date”)

by and between

AGILITY CAPITAL III, LLC

(“Agility” or “Lender”)

and

MOVING IMAGE TECHNOLOGIES, LLC
(“MIT”)

and

MIT ACQUISITION CO. LLC

(“Caddy”)

TOTAL CREDIT AMOUNT: Up to $1,000,000

Maturity Date:	October 1, 2020
Formula:	75% of the Eligible Accounts of MIT. “Eligible Accounts” means accounts receivable arising from the ordinary course of MIT’s business, net after all offsets, and excluding the following: (i) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date; (ii) Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date; (iii) Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of MIT; (iv) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional; (v) Accounts with respect to which the account debtor does not have its principal place of business in the United States; (vi) Accounts with respect to which MIT is liable to the account debtor for goods sold or services rendered by the account debtor to MIT; (vii) Accounts with respect to an account debtor (including its subsidiaries and affiliates), whose total obligations to MIT exceed forty percent (40%) of all Accounts, to the extent such obligations exceed the aforementioned percentage; (viii) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto, or is subject to any bankruptcy or insolvency proceeding, becomes insolvent, or goes out of business; and (ix) Accounts which Lender reasonably determines to be unsatisfactory for inclusion as an Eligible Account.
Facility Origination Fee:	$25,000
Interest:	13% per annum; fixed
Warrants:	See Warrant for coverage

MIT and Caddy (each, a “Borrower” and together, the “Borrowers”) wish to obtain credit from time to time from Lender, and Lender desires to extend credit to Borrowers in accordance with the information set forth above and subject to the terms and conditions set forth in the balance of this Agreement. Borrowers and Lender agree as follows:

1.

1.             Advance and Payments.

(a)               Advances. Subject to and upon the terms and conditions of this Agreement, Borrower may request one or more cash advances (each, an “Advance”) up to an aggregate principal amount outstanding at any time not to exceed the lesser of (i) One Million Dollars ($1,000,000) (the “Revolving Line”) or (ii) seventy five percent (75%) of Eligible Accounts (the “Borrowing Base”). Whenever Borrower desires an Advance, Borrower will notify Lender by delivery of a written request no later than 11:00 a.m. Pacific Time, on the Business Day that is one day before the Business Day the Advance is to be made. Any request by Borrower for an Advance shall be deemed to be a representation and warranty by Borrower on the date of such request as to the truth and accuracy of all of the representations and warranties contained in Section 3 in all material respects on and as of the date of Borrower’s request for such Advance and on the funding date of each Advance as though made at and as of each such date. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 1(a) may be repaid and reborrowed at any time prior to the Maturity Date, at which time all Advances shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(b)                Use of Proceeds. The proceeds from the Advance shall be used for working capital purposes, and up to $383,310.00 of the proceeds from the initial Advance to be used to repay in full the amount owing to Seller under the Closing Promissory Note (as defined in the Asset Purchase Agreement dated as of January 1, 2019, by and among Borrowers, Seller and the Estate of Peter Bergin (the “Acquisition Agreement”)).

(c)                Conditions to Advances. Agility’s obligation to make any portion of the Advance under this Agreement is subject to the satisfaction of the following conditions precedent: (i) no Event of Default has occurred that is continuing or would exist after giving effect to the funding of such Advance; (ii) Agility’s determination that there has not been any Material Adverse Effect, and there has not occurred a circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect; (iii) the representations and warranties contained herein shall be true and correct in all material respects on and as of the date of Borrower’s request for such Advance and on the effective date of each funding date as though made at and as of each such date; (iv) if requested by Lender, receipt by Lender of a Borrowing Base Certificate in substantially similar form as Exhibit C attached hereto (the “Borrowing Base Certificate”); and (v) with respect to the initial Advance, the execution, delivery and filing of such certificates, instruments and agreements, as Agility deems appropriate, in form and substance satisfactory to Agility, including but not limited to (A) a deposit account control agreement with any bank with which a Borrower maintains an account, including but not limited to those accounts in Exhibit B; (B) a subordination agreement with Desert Caddy Shack, Inc. (“Seller”); (C) intellectual property security agreements executed by Borrowers; (D) personal guaranty by Philip L. Rafnson, (E) pledge agreement executed by Sound Management Investors, LLC; (F) corporate resolutions and incumbency certificates of each Borrower, and (G) filed copies of UCC-3 financing statements terminating the liens in favor of Marquette Commercial Finance.

(d)                Interest. Borrowers shall pay interest on the outstanding principal balance of the Advances at a fixed rate per annum equal to thirteen percent (13.0%). Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed, shall accrue from the date of an Advance and continue until such Advance has been repaid, and shall be payable in arrears on the first day of each month until such Advance has been repaid. Notwithstanding the foregoing, the minimum interest due and payable with respect to any month shall be least $8,000.

(e)                Payments. Borrowers shall make interest-only payments on the first day of each month as set forth in Section 1(b) above. Any partial month shall be prorated on the basis of a 30-day month based on the actual number of days outstanding. All payments made to Agility shall be made via wire transfer per wire transfer instructions separately provided by Agility to Borrowers or by automated clearing house (ACH) transfer. All payments received by Agility shall be applied first to outstanding fees and expenses owing to Agility, then to accrued and unpaid interest, then to principal. Any fees or interest not paid when due shall be compounded by becoming a part of the Obligations, and such fees or interest shall thereafter accrue interest at the applicable interest rate.

(f)                Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Lender, in cash, the amount of such excess.

2.

(g)                Maturity Date. All amounts outstanding hereunder are due and payable on October 1, 2020 (the “Maturity Date”).

(h)                Closing Fee; Management Fees. On the date hereof, Borrowers shall pay to Agility an origination fee of $25,000, which is fully earned and nonrefundable, and shall be deducted from the initial proceeds of the Advance made to Borrower on the Closing Date. On the first day of each month, Borrowers shall pay Agility a loan management fee of $1,000, each of which are fully earned and nonrefundable on each such date.

(i)                 Late Payments; Default Interest; Default Fees. After the occurrence of an Event of Default under Section 5(a) of this Agreement, the Obligations shall bear interest at a rate equal to 18%. In addition, upon the occurrence of such Event of Default, Borrowers shall pay Agility a default fee of $5,000. For each 30 day period in which the Event of Default remains outstanding and uncured to Agility’s satisfaction, Borrowers shall pay Agility an additional default fee of $5,000 for the first 30 day period, and an additional $5,000 for each 30 day period thereafter, until such Event of Default is cured to Agility’s satisfaction or waived in writing by Agility. The terms of this paragraph shall not be construed as Agility’s consent to Borrowers’ failure to pay any amounts in strict accordance with this Agreement, and Agility’s charging any fees and/or acceptance of any payments shall not restrict Agility’s exercise of any remedies arising out of any such failure.

(j)                 Success Fee. Upon (A) any sale, license, or other disposition of all or substantially all of the assets of a Borrower, or any reorganization, consolidation, or merger of a Borrower where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction (“Acquisition”) or (B) any time during the ninety (90) day period that follows the third anniversary of the Closing Date, upon Agility’s written request, Borrowers shall pay to Agility a cash fee in the amount of $125,000 (the “Success Fee”). Borrowers will give Agility at least 15 days’ prior written notice of an Acquisition (the “Acquisition Notice”) and, if exercised, Agility’s election to receive the Success Fee (the “Election Notice”) shall be delivered to Borrowers within 10 days following Agility’s receipt of the Acquisition Notice, and shall be deemed conditional upon the closing of the Acquisition, and the Success Fee shall be paid immediately prior to or concurrently with the closing of such Acquisition. With respect to clause (B), the Election Notice shall be delivered to MIT within said ninety (90) day period for the aforementioned right to put to be effective, and the Success Fee shall be paid within five (5) days following MIT’s receipt of the Election Notice. Borrowers’ obligations under this Section 1(j) shall survive the termination of this Agreement. Upon Agility’s receipt of the Success Fee, the Warrant (if issued to Agility) shall automatically terminate and be of no further force or effect. Notwithstanding the foregoing, if Agility has exercised its rights under the Warrant to receive all of the Shares (as defined in the Warrant) issuable thereunder (pursuant to Section 1.1 or Section 1.2 of the Warrant), then no Success Fee shall be due or payable to Agility and this Section 1(j) shall be of no further force or effect.

(k)               Prepayment Fee upon Early Termination. Borrowers may prepay all of the Advances and terminate this Agreement with written notice to Lender at least fifteen (15) days prior to such repayment, and payment to the Lender of an amount equal to the sum of (A) all outstanding principal of the Advances plus accrued and unpaid interest thereon through the prepayment date, (B) a fee equal to $40,000 minus the aggregate amount of interest paid by Borrowers prior to the prepayment date (the “Prepayment Fee”), plus (C) all of Lender’s fees and expenses incurred in connection with this Agreement. Upon such prepayment in full, Lender’s obligations to make credit extensions to Borrowers and this Agreement shall terminate, except for any provision(s) by their terms survive the termination of this Agreement, which remain as outstanding obligations in accordance with their respective terms.

2.            Security Interest.

(a)                As security for all present and future indebtedness, guarantees, liabilities, and other obligations of Borrowers to Agility under this Agreement and any other present or future agreement, document, or instrument entered into by Borrowers or any third parties in connection herewith, including those referenced in Section 1(c)(v) of this Agreement (collectively, the “Transaction Documents”), including all fees specified in Section 1 and any fees payable under any warrant to purchase stock issued to Lender (collectively, the “Obligations”), Each Borrower grants Agility a security interest in all of each Borrower’s personal property, whether now owned or hereafter acquired, including without limitation the property described on Exhibit A attached hereto, and all products, proceeds and insurance proceeds of the foregoing (collectively, the “Collateral”). Borrower authorizes Agility to execute such documents and take such actions as Agility reasonably deems appropriate from time to time to perfect or continue the security interest granted hereunder.

3.

(b)                Pledge of Shares. Each Borrower hereby pledges, assigns and grants to Lender, a security interest in all of the issued and outstanding capital stock, membership units or other securities or ownership interests in any entity owned or held of record by a Borrower or any subsidiary of Borrower (the “Shares”), together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Upon an Event of Default, the certificate or certificates for the Shares, if certificated, will be delivered to Lender, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Lender may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Lender and cause new (as applicable) certificates representing such securities to be issued in the name of Lender or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Lender may reasonably request to perfect or continue the perfection of Lender’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

3.           Representations, Warranties and Covenants. Each Borrower represents to Agility as follows (which shall be deemed continuing throughout the term of this Agreement, including the dates each portion of the Advance is made):

(a)                Authorization. The execution, delivery and performance by Borrowers of the Transaction Documents, and all other documents contemplated hereby have been duly and validly authorized by all necessary corporate action, and do not violate any Borrower’s Certificate of Formation or operating agreement, or any law or any material agreement or instrument which is binding upon such Borrower or its property.

(b)               State of Incorporation; Places of Business; Locations of Collateral. Each Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which it is required to do so, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. The address set forth in this Agreement under Borrowers’ signature is Borrowers’ chief executive office. Other than the chief executive office, the Collateral is located at the address(es) set forth on Exhibit B.

(c)                Title to Collateral; Permitted Liens. Each Borrower is now, and will at all times in the future be, the sole owner of all the Collateral. The Collateral now is and will remain free and clear of any and all liens, security interests, encumbrances and adverse claims, except for (i)  purchase money security interests in specific items of equipment; (ii) leases of specific items of equipment; (iii) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests; (iv) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations that are not delinquent; (v) the liens on Borrower’s property in favor of Seller; and (vi) the liens set forth on Exhibit B.

(d)                Financial Condition, Statements and Reports. The financial statements provided to Agility by Borrowers have been prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”). All financial statements now or in the future delivered to Agility will fairly reflect the financial condition of Borrowers, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Agility and the date hereof, there has been no circumstance that could constitute or give rise to a Material Adverse Effect. Each Borrower has timely filed, and will timely file, all tax returns and reports required by applicable law, and each Borrower has timely paid, and will timely pay, all applicable taxes, assessments, deposits and contributions now or in the future owed by Borrowers.

(e)                Compliance with Law. Each Borrower has complied, and will comply, in all material respects, with all provisions of all material applicable laws and regulations.

4.

(f)                 Information. All written information provided to Agility by or on behalf of each Borrower on or prior to the date of this Agreement is true and correct in all material respects, and no representation or warranty made by any Borrower herein or in any other written information provided to Agility contains any untrue statement of a material fact or omits to state a material fact necessary to make any such statements not misleading at the time made.

(g)                Litigation. Except as disclosed on Exhibit B, there is no claim or litigation pending or (to best of Borrowers’ knowledge) threatened against any Borrower. Borrowers will promptly inform Agility in writing of any claim or litigation in the future.

(h)                Subsidiaries; Investments. Except as disclosed on Exhibit B, no Borrower has any wholly-owned or partially owned subsidiaries, and Exhibit B sets forth all loans by any Borrower to, and all investments by any Borrower in, any person, entity, corporation partnership or joint venture.

(i)                 Deposit and Investment Accounts. Borrowers maintain only the operating, savings, deposit, securities and investment accounts listed on Exhibit B.

(j)                 Shares. Each Borrower has full power and authority to create a first priority lien on the Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. As of the Closing Date, the Shares are not in certificated form. To Borrowers’ knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings. To Borrowers’ knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares, and Borrowers shall not grant any such rights.

4.            Other Covenants.

(a)                Reports. Borrowers will provide to Agility in form and substance acceptable to Agility (i)  at all times prior to Parent’s initial, underwritten public offering and sale of its securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO”), within thirty (30) days after the last day of each month, monthly financial statements of MIT, prepared in accordance with GAAP, consistently applied, together with a Compliance Certificate signed by an officer of MIT in substantially the form of Exhibit D hereto; (ii) after the IPO, within forty five (45) days after the last day of each quarter, quarterly financial statements, prepared in accordance with GAAP, consistently applied, together with a Compliance Certificate signed by an officer of Parent in substantially the form of Exhibit D hereto; (iii) within fifteen (15) days after the last day of each month, copies of all reports and statements received by a Borrower from any of its banks or other financial institutions (in lieu of such requirement, Borrowers may grant Agility on-line “view only” access to all of its accounts on terms acceptable to Agility); (iv) Borrowers’ annual financial statements prepared in accordance with GAAP, consistently applied, by an independent certified public accountant acceptable to Agility, and copies of Borrowers’ tax returns for such year, within one hundred twenty (120) days of the last day of such year; (v) within five (5) days of the 15th day and the last day of each month, a Borrowing Base Certificate, along with aged listings of accounts receivable and accounts payable of MIT; and (vi) upon request, such other information relating to Borrowers’ operations and condition, as Agility may reasonably request from time to time. Agility shall have the right to review and copy each Borrower’s books and records and audit and inspect the Collateral, from time to time, upon reasonable notice to such Borrower. Agility or its officers, employees, or agents shall have a right to visit a Borrower’s premises and interview each Borrower’s officers at such Borrower’s expense.

(b)                Insurance. Borrowers will maintain insurance on the Collateral and Borrowers’ business, in amounts and of a type that are customary to businesses similar to Borrowers’ business, and Agility will be named in a lender’s loss payable endorsement in favor of Agility, in form reasonably acceptable to Agility.

(c)                Financial Covenants.

(i)                  MIT’s quarterly EBITDA (as determined in accordance with GAAP) for the quarter ending December 31, 2019 shall be at least in the amount set forth on Exhibit D.

5.

(ii)                MIT’s net income/loss, measured on a quarterly basis (as determined in accordance with GAAP), beginning with quarter ending March 31, 2020, shall be at least in the amounts set forth on Exhibit D.

(d)                Board Meetings and Materials. Borrowers shall give Agility copies of all notices, minutes, consents and other materials the Borrowers provide to its directors in connection with such meetings that occur prior to the IPO at the same time and in the same manner as it gives to its directors.

(e)                 Negative Covenants. Without Agility’s prior written consent (which shall not be unreasonably withheld), Borrowers shall not do any of the following: (i)  acquire any assets outside the ordinary course of business, or enter into or consummate any merger or acquisition (other than the “Reorganization Transaction” as defined and contemplated in the Form S-1 Registration Statement, Number 333-234159, filed with the Securities and Exchange Commission on October 11, 2019); (ii)  sell, lease, license, encumber, transfer or otherwise dispose of any Collateral except for sales of inventory in the ordinary course of business; (iii) pay or declare any dividends or distributions on any membership interests of MIT at any time prior to the IPO, other than distributions to each of MIT’s members (collectively, “Tax Distributions”) in an amount not greater than the actual current income tax payments required to be made by each such member based upon the income of such member accruing due to the election of MIT to be taxed as a limited liability company under the United States Internal Revenue Code, as long as no Event of Default has occurred that is continuing or would exist after giving effect to such Tax Distributions; (iv) redeem, repurchase or otherwise acquire, any Borrower’s membership interests; (v) make any investments in, or loans or advances to, any person (including without limitation any investments in, capital contributions or downstreaming of funds to, any subsidiary or affiliate of a Borrower); (vi)  incur any indebtedness, including any guaranties or other contingent liabilities, other than trade debt and capital lease obligations incurred in the ordinary course of business and indebtedness owing to Seller pursuant to the Acquisition Agreement; (vii) make any deposits or investments into any investment or depository accounts unless they are subject to an account control agreement acceptable to Agility; (viii) make any payment on any Borrower’s indebtedness that is subordinate to the Obligations, other than in accordance with a subordination agreement, if any, in favor of Lender relating thereto; (ix) permit or suffer a merger or other transaction which results in any change in control of either Borrower, or an acquisition of all or any substantial part of any Borrower’s assets; (x) use any part of the Advances to repay loans or pay deferred salaries or other amounts owing to any officers, directors, shareholders or affiliates of any Borrower, other than reimbursement to officers of credit card expenses incurred on behalf of Borrower in the normal course of business and consistent with past practices; (xi) agree to do any of the foregoing; or (xii) or without thirty (30) days prior written notification to Lender, relocate its chief executive office or state of incorporation or change its legal name or experience any change in corporate form.

(f)                  IPO Matters. If IPO has not consummated by June 30, 2020, then on or before July 15, 2020, Borrowers shall deliver to Lender updated financial projections satisfactory to Lender indicating sufficient cash flow to satisfy Borrower’s payment obligations to Lender hereunder. Notwithstanding the prohibition in Sections 4(e) (ix) and 4(e)(xii), MIT’s acquisition by NLM Holding Co., Inc. (“Parent”) in connection with IPO as contemplated in the Reorganization Transaction shall not constitute an Event of Default hereunder as long as, within one (1) day of the consummation of the Reorganization Transaction, Parent executes and delivers to Lender (i) the joinder agreement attached hereto as Exhibit F to join as a coborrower under this Agreement, (ii) a Corporate Resolutions and Incumbency Certificate duly executed by an authorized officer of Parent, along with copies of Parent’s certificate of incorporation certified by the Delaware secretary of state and its bylaws, and (iii) a warrant to purchase stock of Parent in substantially similar form as Exhibit E attached hereto (the “Warrant”). The obligations to deliver the Warrant to Lender under this Section 4(f)(iii) shall survive the termination of this Agreement.

5.            Events of Default. Any one or more of the following shall constitute an Event of Default under this Agreement:

(a)                (i) Borrowers shall fail to pay any overadvance, as required under Section 1(f), within two business days of the occurrence of such overadvance; or (ii) Borrowers shall fail to pay any principal or interest due hereunder within ten days after the date due, provided that any amounts due on the Maturity Date shall be paid on that date, with no grace period; or

(b)                Any Borrower fails to comply with Section 3(b), 3(e), or 4(d) and fails to cure such default within fifteen (15) days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof, or any Borrower fails to comply with any other provision of this Agreement, or there occurs any breach or default under any other Transaction Document;

6.

(c)                 Any warranty or representation made hereunder or any other written statement, report or certificate delivered to Agility by any Borrower shall be untrue or misleading in a material respect as of the date given or made, or shall become untrue or misleading in a material respect after the date hereof; or

(d)                A default or event of default occurs under the Acquisition Agreement (or any other document, instrument, agreement, note or security agreement entered into in connection therewith), or a default or event of default occurs under any other material agreement to which a Borrower is subject or by which a Borrower is bound (i) resulting in a right by the other party or parties, whether or not exercised, to accelerate the maturity of any indebtedness or exercise any remedies against a Borrower or any property of a Borrower, or (ii) that could have a Material Adverse Effect, as defined below; or

(e)                 Any portion of a Borrower’s assets is attached, seized or levied upon, or a judgment for more than $75,000 is awarded against a Borrower and is not stayed within ten days; or

(f)                  Dissolution or termination of existence of a Borrower; or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against a Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect (except that, in the case of a proceeding commenced against a Borrower, such Borrower shall have 30 days after the date such proceeding was commenced to have it dismissed, provided Agility shall have no obligation to make any Advances during such period); or

(g)                 The occurrence of any circumstance with respect to any of the Borrowers that could reasonably be expected to have a “Material Adverse Effect”, which shall mean (i) a material adverse change in the business, operations, results of operations, assets, liabilities or financial or other condition of Borrowers, (ii) the material impairment of Borrowers’ ability to perform its Obligations or of Agility’s ability to enforce the Obligations or realize upon the Collateral, or (iii) a material adverse change in the value of the Collateral; or

(h)                If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation, or any event of default occurs, under the Guaranty, or if any of the circumstances described in clauses (c) through (g) above with respect to any guarantor or any guarantor dies or becomes subject to any criminal prosecution; or

(i)                  If any security or pledge agreement entered into in connection herewith (including the pledge agreement executed by Sound Management Investors, LLC), ceases for any reason to be in full force and effect, or any grantor or pledgor fails to perform any obligation, or any event of default occurs, under such agreement, or if any of the circumstances described in clauses (c) through (g) above with respect to any such pledgor or grantor.

6.            Remedies.

(a)                Upon the occurrence of any Event of Default, Agility, at its option, may do any one or more of the following: (i) Accelerate and declare the Obligations to be immediately due, payable, and performable; (ii) Take possession of any or all of the Collateral wherever it may be found, and for that purpose each Borrower hereby authorizes Agility to enter such Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge by Borrowers for so long as Agility reasonably deems it necessary in order to complete the enforcement of its rights under this Agreement or any other Transaction Document; provided, however, that should Agility seek to take possession of any of the Collateral by Court process, Each Borrower hereby waives: (A) any bond and any surety or security relating thereto; (B) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (C) any requirement that Agility retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (iii) Require Borrowers to assemble any or all of the Collateral and make it available to Agility at places designated by Agility; (iv) Complete the processing of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Agility shall have the right to use each Borrower’s premises, equipment and all other property without charge by such Borrower; (v) Collect and dispose of and realize upon any investment property, including withdrawal of any and all funds from any deposit or securities accounts; (vi) Dispose of any of the Collateral, at one or more public or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale; and (vii) Demand payment of, and collect any accounts, general intangibles or other Collateral and, in connection therewith, each Borrower irrevocably authorizes Agility to endorse or sign such Borrower’s name on all collections, receipts, instruments and other documents, and, in Agility’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle accounts, general intangibles and the like for less than face value; each Borrower grants Agility a license, exercisable from and after an Event of Default has occurred, to use and copy any trademarks, service marks and other intellectual property in which any Borrower has an interest to effect any of the foregoing remedies. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by Agility with respect to the foregoing shall be added to and become part of the Obligations, and shall be due on demand.

7.

(b)                Borrower recognizes that Lender may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state and provincial securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrower acknowledges and agree that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Lender shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state and provincial securities laws, even if such issuer would agree to do so. Upon the occurrence of an Event of Default which continues, Lender shall have the right to exercise all such rights as a secured party under the Uniform Commercial Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, or employees) as Borrower’s true and lawful attorney to enforce Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make payments or distributions owing to Borrower.

(c)                 Application of Proceeds. All proceeds realized as the result of any sale or other disposition of the Collateral shall be applied by Agility first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agility in the exercise of its rights under this Agreement or any other Transaction Document, second to any fees and Obligations other than interest and principal, third to the interest due upon any of the Obligations, and fourth to the principal of the Obligations, in such order as Agility shall determine in its sole discretion. Any surplus shall be paid to Borrowers or other persons legally entitled thereto; Borrowers shall remain liable to Agility for any deficiency.

(d)                Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Agility shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Agility and a Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Agility of one or more of its rights or remedies shall not be deemed an election, nor bar Agility from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Agility to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

(e)                 Power of Attorney. After the occurrence and during the continuance of an Event of Default, each Borrower irrevocably appoints Agility (and any of Agility’s designated employees or agents) as such Borrower’s true and lawful attorney in fact to: endorse such Borrower’s name on any checks or other forms of payment; make, settle and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; settle and adjust disputes and claims respecting accounts, general intangibles and other Collateral; execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Agreement; sell, lease or otherwise dispose of all or any part of the Collateral; and take any other action or sign any other documents required to be taken or signed by a Borrower, or reasonably necessary to enforce Agility’s rights or remedies or otherwise carry out the purposes of this Agreement and the other Transaction Documents. The appointment of Agility as each Borrower’s attorney in fact, and each of Agility’s rights and powers, being coupled with an interest, are irrevocable until all Obligations owing to Agility have been paid and performed in full.

8.

7.             Waivers. The failure of Agility at any time or times to require Borrowers to strictly comply with any of the provisions of this Agreement or any other Transaction Document between a Borrower and Agility shall not waive or diminish any right of Agility later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement shall be deemed to have been waived except by a specific written waiver signed by an authorized officer of Agility. Each Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by Agility on which a Borrower is or may in any way be liable, and notice of any action taken by Agility, unless expressly required by this Agreement.

8.            Indemnity. Borrowers shall indemnify Agility for any costs or liabilities, including reasonable attorneys’ fees, incurred by Agility in connection with this Agreement or any other Transaction Document.

9.            Confidentiality. In handling any confidential non-public information provided to Agility by Borrowers, Agility shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of the same, except that disclosure of such information may be made (i) to subsidiaries or affiliates of Agility in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Obligations, provided that they have entered into a comparable confidentiality agreement with respect thereto, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Agility, and (v) as Agility may deem appropriate in connection with the exercise of any remedies hereunder. Confidential information shall not include information that either: (a) is in the public domain, or becomes part of the public domain, after disclosure to Agility through no fault of Agility; or (b) is disclosed to Agility by a third party, provided Agility does not have actual knowledge that such third party is prohibited from disclosing such information.

10.          Governing Law; Jurisdiction; Venue. The Transaction Documents, all acts and transactions under the Transaction Documents, and all rights and obligations of Agility and Borrowers shall be governed by the internal laws (and not the conflict of laws rules) of the State of California. As a material part of the consideration to Agility to enter into this Agreement, each Borrower (i) agrees that all actions and proceedings relating directly or indirectly to the Transaction Documents shall, at Agility’s option, be litigated in courts located within California, and, at Agility’s option, the venue therefor shall be Santa Barbara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights a Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

11.           MUTUAL WAIVER OF JURY TRIAL. BORROWER AND AGILITY EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN AGILITY AND BORROWER INCLUDING ALL OTHER TRANSACTION DOCUMENTS, OR ANY CONDUCT, ACTS OR OMISSIONS OF AGILITY OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH AGILITY OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH JUDICIAL REFERENCE PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ BEFORE A MUTUALLY ACCEPTABLE REFEREE SITTING WITHOUT A JURY OR, IF NO AGREEMENT ON THE REFEREE IS REACHED, BEFORE A REFEREE SELECTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA BARBARA COUNTY. THIS PROVISION SHALL NOT RESTRICT A PARTY FROM EXERCISING NONJUDICIAL REMEDIES UNDER THE CODE.

9.

12.          Co-Borrowers.

(a)                Co-Borrowers. Borrowers are jointly and severally liable for the Obligations and Lender may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against any other Borrower. This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Lender and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower. Lender may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation advance request forms, borrowing base certificates and other certificates. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of all Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Lender on behalf of each Borrower for any Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Lender need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

(b)                Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives, until all obligations are paid in full and Lender has no further obligation to make Credit Extensions to Borrowers, all rights that it may have at law or in equity (including, without limitation, any law subrogating a Borrower to the rights of Lender under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

(c)                 Waivers of Notice. Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase a Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; and all other notices and demands to which a Borrower would otherwise be entitled by virtue of being a co-borrower or a surety. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Lender’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Lender that changes the scope of a Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Lender any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Lender with respect to the Obligations in any manner or whatsoever.

(d)                Subrogation Defenses. Until all Obligations are paid in full and Lender has no further obligation to make Credit Extensions to Borrowers, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

(e)                 Right to Settle, Release.

(i)                  The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Lender may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

10.

(ii)                Without notice to any given Borrowers and without affecting the liability of any given Borrowers hereunder, Lender may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to any other Borrower by written agreement with such other Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to any other Borrower by written agreement with such other Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

(f)                Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and a Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

13.          General. This Agreement and the other Transaction Documents are the final, entire and complete agreement between Borrowers and Agility and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement and the other Transaction Documents. There are no oral understandings, representations or agreements between the parties which are not set forth in the Transaction Documents. The terms and provisions of this Agreement or any other Transaction Document may not be waived or amended, except in a writing executed by Borrowers and a duly authorized officer of Agility, provided however Parent may be joined as a Borrower hereunder pursuant to its execution of the Joinder Agreement attached hereto as Exhibit F without any further action or writing by Borrowers or Agility. Agility may assign all or any part of its interest in this Agreement or any other Transaction Document and the Obligations to any person or entity, or grant a participation in, or security interest in, any interest in this or any other Transaction Document, without notice to or consent of Borrowers. No Borrower may assign any rights under or interest in this Agreement or any other Transaction Document without Agility’s prior written consent.

14.          Publicity. Each Borrower authorizes Agility to use such Borrower’s tradenames and logos in Agility’s marketing materials in respect of the transactions evidenced by this Agreement.

15.          Lender’s License. This loan is made pursuant to the California Finance Lenders Law, Division 9 (commencing with Section 22000) of the Financial Code. Agility Capital III, LLC, 10 East Figueroa Street, Suite 204, Santa Barbara, CA 93101, License Number 60DBO-74608. FOR INFORMATION CONTACT THE DEPARTMENT OF CORPORATIONS, STATE OF CALIFORNIA.

[remainder of this page intentionally left blank]

11.

AGILITY CAPITAL III, LLC		MOVING IMAGE TECHNOLOGIES, LLC

By:	/s/ Jeff Carmody	By:	/s/ Glenn H. Sherman

Name:	Jeff Carmody	Name:	Glenn H. Sherman

Title:	Managing Director	Title:	President and CEO

Address for notices:		MIT ACQUISITION CO. LLC

10 East Figueroa Street, Suite 204		By:	/s/ Glenn H. Sherman
Santa Barbara, CA 93101
Attn: Jeff Carmody		Name:	Glenn H. Sherman
Email: jeff@agilitycap.com
		Title:	President and CEO

17760 Newhope Street
Fountain Valley, CA 92708
		Attn:	Glenn H. Sherman
		FAX:	714-429-7717

12.

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of each Borrower (also referred to herein as “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including copyrights, patents, trademarks, goodwill and all intellectual property, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b)          any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

13.

EXHIBIT B

Places of Business and Locations of Collateral (Section 3(b)):

Permitted Liens (Section 3(c))

Litigation (Section 3(g)):

Subsidiaries and partnerships and joint ventures (Section 3(h)):

Accounts (Section 3(i))

Exhibit C
Borrowing Base Certificate

Borrower:	MOVING IMAGE TECHNOLOGIES, LLC		Lender:	Agility Capital III, LLC
Commitment Amount:	$1,000,000		Period:

ACCOUNTS RECEIVABLE
1	Accounts Receivable Book Value as of:	_________		$0
2	Additions			$0
3	Total Accounts Receivable:			$0

ACCOUNTS RECEIVABLE DEDUCTIONS
4	A/R Aged over 90 Days from invoice date		$0
5	Contra Accounts		$0
6	Concentrations (40%)		$0
7	Cross aging over 25%		$0
8	Foreign Accounts		$0
9	Affiliate/Employee/Officer Accounts		$0
10	Accounts subject to offset; conditional payments
11	Accounts with insolvent account debtors		$0
12	Accounts under dispute		$0
13	Other Deductions		$0
14	Total Ineligible Accounts:		$0
15	Total Eligible Accounts (#3 minus #14)			$0
16	Borrowing Base Rate			75%
17	Borrowing Base (#15 multiplied by #16)			$0

BALANCES
18	Maximum Loan Amount		$1,000,000
19	Total Borrowing Capacity (lesser of #17 and #18)			$0
20	Less: Aggregate sum of outstanding Advances			$0
21	Remaining Availability (#18 minus #19 & #20)			$0

If line #21 is a negative number, this amount must be remitted to the Lender immediately to bring loan balance into compliance. By signing this form you authorize Lender to initiate an ACH payment of any overadvance amounts directly from Borrower’s accounts in the event there is an overadvance.

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan Agreement between the undersigned and Lender.

By (Authorized Signer):		Title:		Date:

EXHIBIT D
COMPLIANCE CERTIFICATE

BORROWERS:	MOVING IMAGE TECHNOLOGIES, LLC and MIT ACQUISITION CO. LLC

The undersigned authorized officer of MOVING IMAGE TECHNOLOGIES, LLC hereby certifies, on behalf of all Borrowers, that in accordance with the terms and conditions of the Loan Agreement between Borrowers and Agility Capital III, LLC (the “Agreement”), (i) each Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrowers stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required		Complies
A/R & A/P Agings	Within 5 days of 15th and last day of each month		Yes	No
Borrowing Base Certificate	Within 5 days of 15th and last day of each month		Yes	No
Monthly financial statements + Compliance Certificate	Monthly within 30 days (prior to IPO)		Yes	No
Quarterly financial statements + Compliance Certificate	Quarterly within 45 days (after IPO)		Yes	No
Copies of reports/statements from banks/financial institutions	Monthly within 15 days		Yes	No
Annual financial statements	FYE within 120 days		Yes	No
Tax returns	FYE within 120 days		Yes	No
Financial Covenants	Required	Actual	Complies
MIT’s Quarterly EBITDA for quarter ending 12/31/19	[$ to be updated following Lender’s receipt of updated projections prior to closing]	$_____________	Yes	No
MIT’s Minimum Net Income / Profitability (for quarter ending March 31, 2020 and each quarter thereafter)	[$ to be updated following Lender’s receipt of updated projections prior to closing]	$_____________	Yes	No

Comments Regarding Exceptions: See Attached.

Sincerely,

SIGNATURE

TITLE

DATE

EXHIBIT E

WARRANT

EXHIBIT F

JOINDER AGREEMENT